Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 033-54303, 333-03045, 333-30995, 333-63105, 333-41370, 333-90022, 333-127993, 333-159151, 333-189162, 333-189781, 333-227325, 333-227326 and 333-240325) of Harte Hanks, Inc. and Subsidiaries of our report dated March 24, 2021, relating to the consolidated financial statements of Harte Hanks, Inc. and Subsidiaries as of and for the years ended December 31, 2020 and 2019, which appears in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Moody, Famiglietti & Andronico, LLP

Tewksbury, Massachusetts

March 24, 2021